Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements: (1) Registration Statement (Form S-8 No. 333-138742) pertaining to the Learning Ventures, Inc. 1993 Stock Option Plan, Capella Education Company1999 Stock Option Plan, and Capella Education Company 2005 Stock Incentive Plan; and (2) Registration Statement (Form S-8 No. 333-197693) pertaining to the Capella Education Company 2014 Equity Incentive Plan; of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedule of Capella Education Company, and the effectiveness of internal control over financial reporting of Capella Education Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
February 22, 2017